Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FORUM MERGER II CORPORATION

Forum Merger II Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

ONE: The name of the corporation is Forum Merger II Corporation, which was the name under which the corporation was originally incorporated. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was May 4, 2018 and an amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on August 2, 2018.

TWO: This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the corporation, has been duly adopted by the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and has been adopted by the requisite vote of the stockholders of the corporation in accordance with the General Corporation Law of the State of Delaware.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is Tattooed Chef, Inc. (the “Company”).

II.

The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

B. Effective immediately upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Company’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), that was issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”). Immediately following the conversion of such Class B Common Stock into shares of Class A Common Stock, each share of Class A Common Stock issued and outstanding shall, automatically and without further action by any stockholder, be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock.

C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

A.

1. DIRECTOR NOMINATIONS. For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that the management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. Subject to the applicable requirements of the Director Nomination Agreement, dated as of June 11, 2020 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”), the number of directors constituting the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

2. BOARD OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. REMOVAL OF DIRECTORS. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

4. VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock and the rights granted pursuant to the Nomination Agreement, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.

1. BYLAW AMENDMENTS. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company with, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

2. BALLOTS. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

3. NO WRITTEN CONSENTS. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws and, at no time shall any action be taken by the stockholders by written consent or electronic transmission.

4. NOTICE. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

5. SPECIAL MEETINGS. Special meetings of the stockholders of the Company may be called only by (i) the Chairperson of the Board of Directors or (ii) the Board of Directors pursuant to a resolution adopted by a majority of the directors then holding office (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and the ability of the stockholders to call a special meeting is hereby specifically denied.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Company’s Amended and Restated Certificate of Incorporation or the Bylaws of the Company; or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding any of the foregoing to the contrary, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under federal securities laws, including the Securities Act of 1933, as amended. Notwithstanding any of the foregoing to the contrary, the provisions of this Section A of this Article VII will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. If any action the subject matter of which is within the scope of Section A of this Article VII is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A of this Article VII (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article VII is held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.

VIII.

A. The Company hereby expressly elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Company shall not engage in any Business Combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

1. prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or

2. upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock (as defined below) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3. at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock of the Company that is not owned by the Interested Stockholder.

C. For purposes of this Article VIII, references to:

1. “Affiliate” means a person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another person.

2. “Associate”, when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative, spouse or ex-spouse of such person, or any relative of such spouse or ex-spouse, whether or not such relative, spouse or ex-spouse has the same residence as such person. Notwithstanding any of the foregoing to the contrary, each of the Founder Group Parties shall be deemed to be Associates of one another.

3. “Business Combination”, when used in reference to the Company and any Interested Stockholder of the Company, means: (a) any merger or consolidation of the Company or any direct or indirect majority owned subsidiary of the Company (i) with the Interested Stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and, as a result of such merger or consolidation, Section (B) of this Article VIII is not applicable to the surviving entity; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Company, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company; (c) any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority owned subsidiary of the Company of any stock of the Company or of such subsidiary to the Interested Stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Company subsequent to the time the Interested Stockholder became such; (iv) pursuant to an exchange offer by the Company to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Company; provided, however, that in no case under items (iii)-(v) of this subsection (c) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Company or of the Voting Stock of the Company (except as a result of immaterial changes due to fractional share adjustments); (d) any transaction involving the Company or any direct or indirect majority owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Company or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or (e) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Company), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)-(d) above) provided by or through the Company or any direct or indirect majority owned subsidiary.

4. “Control”, including the terms “Controlling”, “Controlled by”, and “under common Control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding Voting Stock of the Company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5. “Interested Stockholder” means any person (other than the Company or any direct or indirect majority owned subsidiary of the Company) that (a) is the owner of 15% or more of the outstanding Voting Stock of the Company, or (b) is an Affiliate or Associate of the Company and was the owner of 15% or more of the outstanding Voting Stock of the Company at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder; and the Affiliates and Associates of such person; but “Interested Stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Company, provided that such person shall be an Interested Stockholder if thereafter such person acquires additional shares of Voting Stock of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Stockholder, the Voting Stock of the Company deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” but shall not include any other unissued stock of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or Associates (a) beneficially owns such stock, directly or indirectly; (b) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or (c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

7. “person” means any individual, corporation, partnership, unincorporated association or other entity.

8. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

9. “Voting Stock” means stock of any class or series entitled to vote generally in the election of directors.

IX.

A. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor and/or its direct and indirect subsidiaries (collectively, the “Forum Parties”) and each of their Affiliates (as defined in this Article IX) may serve as directors, officers or agents of the Company, (ii) the Forum Parties and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage or propose to engage and/or other business activities that overlap with or compete with those in which the Company or any of its Affiliates, directly or indirectly, may engage or propose to engage, and (iii) members of the Board of Directors who are not employees of the Company and each of their respective Affiliates (the Persons identified in clauses (i), (ii) and (iii), collectively, the “Identified Persons” and each, an “Identified Person”) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Identified Persons and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith. In furtherance of the foregoing, no Identified Person shall, to the fullest extent permitted by law, (A) have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities; and (B) the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates. Subject to Section (B) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Company.

B. Notwithstanding the foregoing provisions of this Article IX, the Company does not renounce its interest in any corporate opportunity offered to any Identified Person (including any Identified Person who serves as an officer of the Company) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company, and the provisions of Section (A) of this Article IX shall not apply to any such corporate opportunity.

C. In addition to and notwithstanding the foregoing provisions of this Article IX, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

D. For purposes of this Article IX, “Affiliate” shall mean (i) in respect of any Forum Party, any Person that, directly or indirectly, is controlled by a Forum Party, controls a Forum Party or is under common control with a Forum Party and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (ii) in respect of any other Identified Person, any Person that, directly or indirectly, is controlled by such Identified Person (other than the Company and any entity that is controlled by the Company) and (iii) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company. For purposes of this Article IX, “control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Section D, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

E. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (or any certificate of designation filed with respect to a series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Company under this Amended and Restated Certificate of Incorporation, any bylaws or applicable law.

X.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article X, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at any time, shall be required to alter, amend or repeal Articles V, VI, VII, VIII, IX or X in any respect, or to adopt any provision or bylaw inconsistent therewith.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed on this 15th day of October, 2020.

/s/ Salvatore Galletti
Name: Salvatore Galletti
Title: Chief Executive Officer